Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 24, 2012 (the “Acquisition Date”), Sonus Networks, Inc. (“Sonus” or the “Company”) acquired all of the outstanding common stock of Network Equipment Technologies, Inc. (“NET”) for cash consideration of $41.5 million, or $1.35 per share of NET common stock.  The acquisition was effected through a merger of a wholly-owned subsidiary of the Company into NET with NET surviving the merger as a wholly-owned subsidiary of the Company.

In connection with the acquisition of NET, the Company assumed NET’s 2008 Equity Incentive Plan (the “2008 Plan”).  Outstanding in-the-money stock options and unvested RSUs held by NET employees (the “NET stock options” and the “NET RSUs”) and the number of shares available for grant under the 2008 Plan were converted to like Sonus equity awards (the “converted awards”).  The converted awards will vest under the same schedules as the respective NET stock options and NET RSUs.

The following unaudited pro forma combined financial information is shown as if Sonus and NET had been combined as of January 1, 2011.  The pro forma adjustments arising from this acquisition are derived from the purchase price consideration and preliminary purchase price allocation to assets acquired and liabilities assumed.

The historical information of NET for the year ended March 30, 2012 has been derived from the audited consolidated financial statements for the year ended March 30, 2012.  The historical information of NET for the eight months ended August 24, 2012 has been derived from the unaudited condensed consolidated financial statements for the three months ended March 30, 2012, the unaudited condensed consolidated financial statements for the three months ended June 29, 2012 and the unaudited interim condensed consolidated financial information for the two months ended August 24, 2012.  As a result of different fiscal year-ends between Sonus and NET, the historical financial information of NET for the three months ended March 30, 2012 has been included in the combined pro forma financial statements for both the year ended December 31, 2011 and the nine months ended September 28, 2012.  For the three months ended March 30, 2012, NET’s revenue was $11.2 million and NET’s net loss was $9.8 million.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations of the Company that would have been reported had the acquisition occurred on January 1, 2011 and should not be taken as representative of future consolidated results of operations of the combined company.

SONUS NETWORKS, INC.

Unaudited Pro Forma Condensed Combined Statements of Operations

Year ended December 31, 2011

(in thousands, except per share amounts)

	Historical	Historical
	Sonus	NET
	Year ended	Year ended
	December 31,	March 30,	Pro forma		Pro forma
	2011 (A)	2012 (B)	adjustments		combined
Revenue:
Product	$154,373	$35,083	$—		$189,456
Service	105,323	15,069	(1,188	)(a)	119,204
Total revenue	259,696	50,152	(1,188)		308,660

Cost of revenue:
Product	57,929	25,286	3,325	(b)(c)	86,540
Service	55,646	8,159	46	(c)	63,851
Total cost of revenue	113,575	33,445	3,371		150,391

Gross profit	146,121	16,707	(4,559)		158,269

Operating expenses:
Research and development	64,410	18,951	136	(c)	83,497
Sales and marketing	59,279	18,709	2,150	(b)(c)	80,138
General and administrative	34,957	9,401	1,004	(c)(d)	45,362
Restructuring	—	1,435	—		1,435
Total operating expenses	158,646	48,496	3,290		210,432

Loss from operations	(12,525)	(31,789)	(7,849)		(52,163)
Interest income, net	1,287	(1,917)	1,896	(e)(f)(g)	1,266
Other income, net	—	(359)	418	(d)	59

Loss before income taxes	(11,238)	(34,065)	(5,535)		(50,838)
Income tax (provision) benefit	(1,465)	(78)	—	(i)	(1,543)

Net loss	$(12,703)	$(34,143)	$(5,535)		$(52,381)

Loss per share
Basic	$(0.05)				$(0.19)
Diluted	$(0.05)				$(0.19)

Shares used to compute loss per share:
Basic	278,540				278,540
Diluted	278,540				278,540

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

(A)	As reported in Sonus’ Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012.
(B)	As reported in NET’s Annual Report on Form 10-K for the year ended March 30, 2012, filed with the SEC on June 15, 2012.

SONUS NETWORKS, INC.

Unaudited Pro Forma Condensed Combined Statements of Operations

Nine Months Ended September 28, 2012

(in thousands, except per share amounts)

	Historical	Historical
	Sonus	NET
	Nine months	Eight months
	ended	ended
	September 28,	August 24,	Pro forma		Pro forma
	2012 (A)	2012 (B)	adjustments		combined
Revenue:
Product	$107,517	$18,582	$—		$126,099
Service	71,481	10,201	66	(a)	81,748
Total revenue	178,998	28,783	66		207,847

Cost of revenue:
Product	31,988	14,282	1,218	(b)(c)	47,488
Service	40,019	4,538	30	(c)	44,587
Total cost of revenue	72,007	18,820	1,248		92,075

Gross profit	106,991	9,963	(1,182)		115,772

Operating expenses:
Research and development	51,094	10,273	40	(c)(h)	61,407
Sales and marketing	56,339	10,004	1,021	(b)(c)(h)	67,364
General and administrative	25,302	8,714	(2,366	)(c)(d))(h)	31,650
Acquisition-related	5,057	—	(5,057	)(h)	—
Restructuring	1,992	1,556	—		3,548
Total operating expenses	139,784	30,547	(6,362)		163,969

Loss from operations	(32,793)	(20,584)	5,180		(48,197)
Interest income, net	457	(1,390)	1,423	(e)(f)(g)	490
Other income, net	(2)	(224)	357	(d)	131

Loss before income taxes	(32,338)	(22,198)	6,960		(47,576)
Income tax (provision) benefit	(1,444)	159	—	(i)	(1,285)

Net loss	$(33,782)	$(22,039)	$6,960		$(48,861)

Loss per share
Basic	$(0.12)				$(0.17)
Diluted	$(0.12)				$(0.17)

Shares used to compute loss per share:
Basic	279,854				279,854
Diluted	279,854				279,854

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

(A)	As reported in Sonus’ Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2012, filed with the SEC on November 7, 2012.
(B)

Derived from NET’s financial information for the three months ended March 30, 2012, NET’s historical information as reported in its Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2012, filed with the SEC on August 10, 2012, and NET’s financial information for the two months ended August 24, 2012.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)  BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisition of NET occurred on January 1, 2011.  Pro forma adjustments reflect only those adjustments which are factually determinable and do not include the impact of contingencies which will not be known until the resolution of the contingency.  The preliminary purchase allocation has been presented and does not necessarily represent the final purchase price allocation.  The preliminary allocations of the purchase price consideration to tangible and intangible assets acquired and liabilities assumed herein were based upon preliminary valuations and our estimates and assumptions are still subject to change.

We expect that as we integrate NET into our existing business we will incur restructuring costs.  Restructuring costs are typically comprised of severance costs, costs of consolidating duplicate facilities and contract termination costs.  As of the Acquisition Date, we had not finalized any specific restructuring plans for NET, and no provision has been made for these costs in the pro forma financial statements.

(2)  PRELIMINARY PURCHASE PRICE ALLOCATION

A summary of the preliminary allocation of the purchase consideration for NET is as follows (in thousands):

Fair value of consideration transferred:
Cash, net of cash acquired	$35,508
Fair value of equity awards assumed	892
Fair value of total consideration	$36,400

Fair value of assets acquired and liabilities assumed:
Marketable securities	$5,359
Deferred income taxes	804
Prepaid expenses and other current assets	12,095
Property and equipment	4,694
Noncurrent investments	10,167
Intangible assets	16,810
Goodwill	29,501
Other noncurrent assets	1,843
Current liabilities	(9,993)
Debt	(34,208)
Other non-current liabilities	(672)
$36,400

The valuation of the acquired intangible assets is inherently subjective and relies on significant unobservable inputs.  The Company used an income approach to value the acquired customer relationships and developed technology intangible assets.  The valuation for each of these intangible assets was based on estimated projections of expected cash flows to be generated by the assets, discounted to the present value at discount rates commensurate with perceived risk.  The valuation assumptions take into consideration the Company’s estimates of contract renewal, technology attrition and revenue growth projections.

The valuation of acquired assets, identifiable intangible assets, uncertain tax liabilities and certain accrued liabilities is preliminary.  The Company is in the process of investigating the facts and circumstances existing as of the Acquisition Date in order to finalize its valuation of these assets acquired and liabilities assumed.

As a result of the preliminary purchase price allocation, the Company recorded $29.5 million of goodwill, which is primarily due to expected synergies between the combined companies and expanded market opportunities with broader session border controller product solution offerings.

(3)  PRO FORMA ADJUSTMENTS

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(a)         Adjustment to service revenue resulting from the application of fair value measurement to deferred revenue as of the Acquisition Date.

(b)         Adjustment to record amortization expense for intangible assets arising from the acquisition of NET.  The Company is amortizing the identifiable intangible assets either on a straight line basis or in relation to the expected cash flows from the individual intangible assets over their respective useful lives.  The estimated weighted average useful life of the identifiable intangible assets is 5.2 years.  Pro forma adjustments are as follows (in thousands):

	Year ended December 31, 2011	Nine months ended September 28, 2012

Cost of revenue — product	3,288	$1,193
Sales and marketing	2,104	1,041
	$5,392	$2,234

(c)          Adjustment to record incremental depreciation expense resulting from the application of fair value measurement to acquired property and equipment.  Pro forma adjustments are as follows (in thousands):

	Year ended December 31, 2011	Nine months ended September 28, 2012

Cost of revenue — product	$37	$25
Cost of revenue — service	46	30
Research and development	136	90
Sales and marketing	46	30
General and administrative	586	390
	$851	$565

(d)         Adjustment to classify foreign currency translation expense to conform to Sonus accounting policies.

(e)          Adjustment to reduce interest income by applying the rate of return for the respective period to the net decrease in cash used to fund the acquisition.  This decrease approximates $121,000 in the year ended December 31, 2011 and $75,000 in the nine months ended September 28, 2012.

(f)           Adjustment to reverse historical interest expense recorded by NET related to their outstanding debt and amortization of related debenture costs, which the Company assumed at the Acquisition Date.  Sonus assumed NET’s 7 ¼% Redeemable Convertible Subordinated Debentures (the “Debentures”) and 3 ¾% Convertible Senior Notes (the “Senior Notes”).  On August 24, 2012, NET notified all remaining holders of the Debentures that NET had elected to redeem the outstanding aggregate principal amount, which occurred on September 26, 2012.  The terms of the Senior Notes provided that upon the occurrence of an acquisition, a holder may require NET to purchase for cash all or any part of its notes at a purchase price equal to 100% of the principal amount plus any accrued and unpaid interest.  Certain holders of the Senior Notes invoked such put right and all but $2.4 million of the Senior Notes were repurchased in October 2012.  The pro forma adjustments assume these payments to settle the Debentures and the Senior Notes occurred on January 1, 2011.  The pro forma adjustment to reverse historical interest expense related to the Debentures and the Senior Notes approximates $2.1 million for the year ended December 31, 2011 and $1.4 million for the nine months ended September 28, 2012.

(g)          Adjustment to reduce interest income by applying the rate of return for the respective period to the net decrease in cash used to pay down NET debt assumed in connection with the acquisition.  This decrease approximates $93,000 for the year ended December 31, 2011 and $58,000 for the nine months ended September 28, 2012.

(h)         Adjustment to reverse transaction costs recorded by both NET and the Company in connection with the acquisition.  These amounts include legal, investment banker and audit fees, as well as payments related to deal bonuses and change of control agreements to certain former NET executives, and were recorded as follows in the respective statements of operations for the nine months ended September 28, 2012 (in thousands):

NET:
Research and development	$50
Sales and marketing	50
General and administrative	3,113
3,213
Sonus:
Acquisition-related	5,057
Total	$8,270

There were no transaction costs recorded in the year ended December 31, 2011.

(i)             The pro forma financial information does not include an adjustment to the income tax provision for either the year ended December 31, 2011 or the nine months ended September 28, 2012 as the Company has a valuation allowance on its domestic losses and the pro forma adjustments relate to domestic operations.